Exhibit 99.1

FOR RELEASE:  Wednesday, October 23, 2019 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQX: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2019 was $802,000, or $0.41 per basic and $0.40 per diluted share, compared to $658,000, or $0.34 per basic and $0.33 per diluted share for the same period in 2018.  Net income for the nine months ended September 30, 2019 was $1.9 million, or $0.96 per basic and $0.94 per diluted share, compared to $1.5 million, or $0.77 per basic and $0.75 per diluted share for the same period in 2018.

Robert T. Strong, President and Chief Executive Officer stated, “We are pleased to report that net income for the nine months ended September 30, 2019 has increased 27% over the same nine month period of 2018.  Our lending pace at both the Bank and our mortgage company subsidiary has significantly contributed to the success of our improved income.  I am, additionally, pleased to report that our stockholders’ equity, as a result, is up 7.2% at the end of this nine-month period of 2019 when compared to year end December 31, 2018.  Our book value now stands at $12.80 per share as of September 30, 2019.”

Mr. Strong added, “The credit quality of our loan portfolio continues to improve, as our non-performing loans as a percent of total loans receivable, net is now 0.39% and our non-performing assets as a percent of total assets is 0.99%, both as of September 30, 2019.  Our allowance for loan losses as a percent of total loans receivable has increased to 0.95% and our Texas Ratio calculation has been reduced to 10.75%, both as of September 30, 2019.”

Mr. Strong continued, “We have initiated the process of opening a Philadelphia Regional Banking Office to be located in the Northern Liberties section of the City.  To date we have received regulatory approvals necessary for this significant expansion of Quaint Oak Bank.  With the additional capital raised at year-end 2018 and with our continued improved earnings, we expect that our timing is appropriate to establish a physical commitment in support of our already significant productivity in the Philadelphia market.  Our anticipated opening date is January 2020.”

Mr. Strong commented, “The Company has repurchased an additional 15,146 shares during the first nine months of this year ending September 30, 2019. Our repurchase plans have repurchased 39% of the original shares issued in our initial public offering. As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $802,000 for the three months ended September 30, 2019, an increase of $144,000, or 21.9%, compared to net income of $658,000 for three months ended September 30, 2018.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $424,000, an increase in net interest income of $60,000, and a decrease in the provision for loan losses of $25,000, partially offset by an increase in non-interest expense of $260,000 and an increase in the provision for income taxes of $105,000.

    The $60,000, or 2.8%, increase in net interest income for the three months ended September 30, 2019 over the comparable period in 2018 was driven by a $426,000, or 13.7%, increase in interest income, partially offset by a $366,000, or 36.6%, increase in interest expense.  The increase in interest income was primarily due to a $26.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $215.9 million for the three months ended September 30, 2018 to an average balance of $242.7 million for the three months ended September 30, 2019, and had the effect of increasing interest income $364,000.  Also contributing to this increase was a five basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.43% for the three months ended September 30, 2018 to 5.48% for the three months ended September 30, 2019, which had the effect of increasing interest income $29,000  The increase in interest income was also due to a $5.3 million increase in investment in interest-earning time deposits which increased from an average balance of $4.9 million for the three months ended September 30, 2018 to an average balance of $10.2 million for the three months ended September 30, 2019, which had the effect of increasing interest income $25,000.  Also contributing to this increase was a 108 basis point increase in the yield on investment in interest-earning time deposits which increased from 1.87% for the three months ended September 30, 2018 to 2.95% for the three months ended September 30, 2019, which had the effect of increasing interest income $27,000.  The increase in interest income was partially offset by an $11.8 million decrease in average cash and cash equivalents due from banks, interest bearing, which decreased from an average balance of $19.6 million for the three months ended September 30, 2018 to an average balance of $7.8 million for the three months ended September 30, 2019, and had the effect of decreasing interest income $60,000.

The increase in interest expense was primarily attributable to a $15.3 million increase in average certificate of deposit accounts which increased from an average balance of $160.7 million for the three months ended September 30, 2018 to an average balance of $176.0 million for the three months ended September 30, 2019, and had the effect of increasing interest expense $76,000.  Also contributing to this increase was a 38 basis point increase in rate on average certificate of deposit accounts, which increased from 1.98% for the three months ended September 30, 2018 to 2.36% for the three months ended September 30, 2019, and had the effect of increasing interest expense by $166,000.  The increase in interest expense was also due to average subordinated debt of $7.9 million for the three months ended September 30, 2019, at the applicable interest rate of 6.5%, which had the effect of increasing interest expense by $130,000 compared to none for the three months ended September 30, 2018.  The average interest rate spread decreased from 3.18% for the three months ended September 30, 2018 to 2.92% for the three months ended September 30, 2019 while the net interest margin decreased from 3.39% for the three months ended September 30, 2018 to 3.20% for the three months ended September 30, 2019.

The $25,000, or 13.7%, decrease in the provision for loan losses for the three months ended September 30, 2019 over the three months ended September 30, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2019.

The $424,000, or 34.7%, increase in non-interest income for the three months ended September 30, 2019 over the comparable period in 2018 was primarily attributable to a $323,000, or 48.0%, increase in net gain on loans held for sale, a $76,000, or 27.8%, increase in mortgage banking and title abstract fees, a $36,000, or 87.8%, increase in real estate sales commissions, net, and a $16,000, or 19.5%, increase in gain on the sales of SBA loans.  These increases were partially offset by a $37,000, or 115.6%, decrease in other fees and service charges.

The $260,000, or 11.4%, increase in non-interest expense for the three months ended September 30, 2019 compared to the same period in 2018 was primarily attributable to a $207,000, or 13.2%, increase in salaries and employee benefits expense, a $34,000, or 20.5%, increase in other expenses, a $31,000, or 20.7%, increase in occupancy and equipment expense, a $17,000, or 32.1%, increase in advertising expense, and a $13,000, or 12.0%, increase in data processing expense.  These increases were partially offset by a $47,000 decrease in FDIC deposit insurance expense.  The decrease in FDIC deposit insurance assessment was due to an FDIC Small Bank Assessment credit which was applied to and reduced the September quarterly 2019 assessment to zero.

    The provision for income tax increased $105,000, or 48.4%, from $217,000 for the three months ended September 30, 2018 to $322,000 for the three months ended September 30, 2019 due primarily to an increase in pre-tax income and an increase in our effective tax rate from 24.8% for the three months ended September 30, 2018 to 28.6% for the three months ended September 30, 2019.  The increase in our effective tax rate was primarily due to a tax deduction taken in 2018 related to the exercise of non-qualified stock options.

For the nine months ended September 30, 2019, net income increased $399,000, or 26.9%, from $1.5 million for the nine months ended September 30, 2018 to $1.9 million for the nine months ended September 30, 2019.  The increase in net income was primarily the result of an increase in non-interest income of $950,000, an increase in net interest income of $256,000, and a decrease in the provision for loan losses of $29,000, offset by an increase in non-interest expense of $506,000 and an increase in the provision for income taxes of $330,000.

The $256,000, or 4.2%, increase in net interest income for the nine months ended September 30, 2019 over the comparable period in 2018 was driven by a $1.5 million, or 16.4%, increase in interest income, partially offset by a $1.2 million, or 43.5%, increase in interest expense.  The increase in interest income was primarily due to a $19.5 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $212.5 million for the nine months ended September 30, 2018 to an average balance of $232.0 million for the nine months ended September 30, 2019, and had the effect of increasing interest income $779,000.  Also contributing to this increase was a 22 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.33% for the nine months ended September 30, 2018 to 5.55% for the nine months ended September 30, 2019, which had the effect of increasing interest income $393,000. The increase in interest income was also due to a $4.6 million increase in investment in interest-earning time deposits which increased from an average balance of $4.9 million for the nine months ended September 30, 2018 to an average balance of $9.5 million for the nine months ended September 30, 2019, which had the effect of increasing interest income $63,000.  Also contributing to this increase was a 94 basis point increase in the yield on investment in interest-earning time deposits which increased from 1.85% for the nine months ended September 30, 2018 to 2.79% for the nine months ended September 30, 2019, which had the effect of increasing interest income $67,000.  The increase in interest income was also due to a $1.8 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $16.4 million for the nine months ended September 30, 2018 to an average balance of $18.2 million for the nine months ended September 30, 2019, and had the effect of increasing interest income $24,000.  Also contributing to this increase was a 63 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.80% for the nine months ended September 30, 2018 to 2.43% for the nine months ended September 30, 2019, and had the effect of increasing interest income $87,000.

The increase in interest expense was primarily attributable to a $21.1 million increase in average certificate of deposit accounts which increased from an average balance of $154.8 million for the nine months ended September 30, 2018 to an average balance of $175.9 million for the nine months ended September 30, 2019, and had the effect of increasing interest expense $300,000.  Also contributing to this increase was a 40 basis point increase in rate on average certificate of deposit accounts, which increased from 1.89% for the nine months ended September 30, 2018 to 2.29% for the nine months ended September 30, 2019, and had the effect of increasing interest expense by $521,000.  The increase in interest expense was also due to average subordinated debt of $7.8 million for the nine months ended September 30, 2019, at the applicable interest rate of 6.5%, which had the effect of increasing interest expense by $389,000 compared to none for the nine months ended September 30, 2018.  The average interest rate spread decreased from 3.19% for the nine months ended September 30, 2018 to 2.92% for the nine months ended September 30, 2019 while the net interest margin decreased from 3.38% for the nine months ended September 30, 2018 to 3.18% for the nine months ended September 30, 2019.

    As was the case for the quarter, the $29,000, or 8.3%, decrease in the provision for loan losses for the nine months ended September 30, 2019 over the nine months ended September 30, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2019.

The $950,000, or 31.8%, increase in non-interest income for the nine months ended September 30, 2019 over the comparable period in 2018 was primarily attributable to a $717,000, or 45.4%, increase in net gain on loans held for sale, a $219,000, or 36.5%, increase in mortgage banking and title abstract fees, a $133,000, or 126.7%, increase in gain on the sales of SBA loans, and a $24,000, or 8.5%, increase in insurance commissions.  These increases were partially offset by a $65,000, or 43.3%, decrease in other fees and service charges, a $63,000 decrease in the gain on the sales of other real estate owned, and a $15,000, or 10.5%, decrease in real estate sales commission, net.

The $506,000, or 7.4%, increase in non-interest expense for the nine months ended September 30, 2019 compared to the same period in 2018 was primarily attributable to a $315,000, or 6.5%, increase in salaries and employee benefits expense, a $93,000, or 19.1%, increase in other expenses, a $69,000, or 15.5%, increase in occupancy and equipment expenses, a $54,000, or 18.8%, increase in data processing expense, and a $51,000, or 31.7%, increase in advertising expense.  These increases were partially offset by a $100,000, or 71.4% decrease in FDIC deposit insurance expense.  The decrease in FDIC deposit insurance assessment was due to a reduction in the Bank’s assessment multiplier and the FDIC Small Bank Assessment credit which was applied to and reduced the September quarterly 2019 assessment to zero.

The provision for income tax increased $330,000, or 74.7%, from $442,000 for the nine months ended September 30, 2018 to $772,000 for the nine months ended September 30, 2019 due primarily to an increase in pre-tax income and an increase in our effective tax rate from 23.0% for the nine months ended September 30, 2018 to 29.1% for the nine months ended September 30, 2019.  The increase in our effective tax rate was primarily due to a tax deduction taken in 2018 related to the exercise of non-qualified stock options.

The Company’s total assets at September 30, 2019 were $293.8 million, an increase of $22.4 million, or 8.3%, from $271.4 million at December 31, 2018.  This growth in total assets was primarily due to a $20.5 million, or 9.4%, increase in loans receivable, net, an $11.4 million, or 223.0%, increase in in loans held for sale, a $5.2 million, or 106.5%, increase in investment in interest-earning time deposits, a $2.6 million, or 39.5%, increase in investment securities available for sale, and a $2.1 million, or 198.7%, increase in prepaid expenses and other assets.  These increases were partially offset by a $20.5 million, or 78.8%, decrease in cash and cash equivalents.  The largest increases within the loan portfolio occurred in commercial business loans which increased $17.4 million, or 73.5%, commercial real estate loans which increased a $7.0 million, or 6.8%, and construction loans which increased $3.4 million, or 34.5%.  These increases were partially offset by a $5.2 million, or 10.9%, decrease in one-to-four family residential non-owner occupied loans.

    Total deposits increased $10.2 million, or 4.8%, to $222.2 million at September 30, 2019 from $211.9 million at December 31, 2018. This increase in deposits was primarily attributable to increases of $9.0 million, or 5.4%, in certificates of deposit, $1.2 million, or 4.6%, in money market accounts, and $634,000 or 56.6%, in savings accounts. These increases were partially offset by decreases of $497,000, or 2.8%, in non-interest bearing checking accounts and $184,000, or 95.8%, in passbook accounts.

             Total Federal Home Loan Bank borrowings increased $10.3 million, or 42.8%, to $34.3 million at September 30, 2019 from $24,000 at December 31, 2018 as the Company used these borrowings, along with deposits and excess liquidity, to support loan growth at the Bank and the Bank’s mortgage banking subsidiary.

Total stockholders’ equity increased $1.7 million, or 7.2%, to $25.5 million at September 30, 2019 from $23.8 million at December 31, 2018.  Contributing to the increase was net income for the nine months ended September 30, 2019 of $1.9 million, the reissuance of treasury stock for exercised stock options of $190,000, common stock earned by participants in the employee stock ownership plan of $136,000, amortization of stock awards and options under our stock compensation plans of $130,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $31,000, and other comprehensive income, net of $27,000.  These increases were partially offset by dividends paid of $496,000 and by the purchase of treasury stock of $186,000.

Non-performing loans amounted to $932,000 or 0.39% of net loans receivable at September 30, 2019, consisting of seven loans, three of which are on non-accrual status and four of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.2 million, or 0.54% of net loans receivable at December 31, 2018, consisting of nine loans, three of which were on non-accrual status and three of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2019 include four one-to-four family non-owner occupied residential loans, two commercial real estate loans, and one one-to-four family owner occupied residential loan, and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.95% at September 30, 2019 and 0.90% at December 31, 2018.

Other real estate owned (OREO) amounted to $2.0 million at September 30, 2019, consisting of four properties that were collateral for a non-performing construction loan.  During the nine months ended September 30, 2019, the Company made a total of $319,000 in capital improvements to the properties.  The balance of OREO totaled $1.7 million at December 31, 2018.  Non-performing assets amounted to $2.9 million, or 0.99% of total assets at September 30, 2019 compared to $2.8 million, or 1.04% of total assets at December 31, 2018.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets, a Chalfont, PA and a Philadelphia, PA location.  Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30,	At December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,506	$26,012
Investment in interest-earning time deposits	10,172	4,927
Investment securities available for sale at fair value	9,314	6,680
Loans held for sale	16,483	5,103
Loans receivable, net of allowance for loan losses (2019: $2,283; 2018: $1,965)	237,379	216,898
Accrued interest receivable	1,408	1,153
Investment in Federal Home Loan Bank stock, at cost	1,500	1,086
Bank-owned life insurance	3,954	3,894
Premises and equipment, net	2,121	2,058
Goodwill	515	515
Other intangible, net of accumulated amortization	331	368
Other real estate owned, net	1,969	1,650
Prepaid expenses and other assets	3,168	1,060
Total Assets	$293,820	$271,404

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$17,045	$17,542
Interest-bearing	205,105	194,369
Total deposits	222,150	211,911
Federal Home Loan Bank advances	34,271	24,000
Subordinated debt	7,856	7,831
Accrued interest payable	283	221
Advances from borrowers for taxes and insurance	1,758	2,568
Accrued expenses and other liabilities	1,954	1,037
Total Liabilities	268,272	247,568
Stockholders’ Equity	25,548	23,836
Total Liabilities and Stockholders’ Equity	$293,820	$271,404

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest Income	$3,539	$3,113	$10,418	$8,947
Interest Expense	1,367	1,001	4,011	2,796
Net Interest Income	2,172	2,112	6,407	6,151
Provision for Loan Losses	158	183	319	348
Net Interest Income after Provision for Loan Losses	2,014	1,929	6,088	5,803
Non-Interest Income	1,645	1,221	3,933	2,983
Non-Interest Expense	2,535	2,275	7,369	6,863
Income before Income Taxes	1,124	875	2,652	1,923
Income Taxes	322	217	772	442
Net Income	$802	$658	$1,880	$1,481

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.41	$0.34	$0.96	$0.77
Average shares outstanding – basic	1,967,009	1,945,553	1,953,706	1,916,817
Earnings per share – diluted	$0.40	$0.33	$0.94	$0.75
Average shares outstanding - diluted	2,012,582	2,016,537	2,000,133	1,978,517
Book value per share, end of period	$12.80	$11.82	$12.80	$11.82
Shares outstanding, end of period	1,996,489	1,991,623	1,996,489	1,991,623

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.22%	5.00%	5.17%	4.92%
Average rate on interest-bearing liabilities	2.30%	1.82%	2.25%	1.73%
Average interest rate spread	2.92%	3.18%	2.92%	3.19%
Net interest margin	3.20%	3.39%	3.18%	3.38%
Average interest-earning assets to average interest-bearing liabilities	114.01%	112.89%	113.30%	112.28%
Efficiency ratio	68.56%	68.27%	71.27%	75.14%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.39%	0.73%	0.39%	0.73%
Non-performing assets as a percent of total assets	0.99%	1.22%	0.99%	1.22%
Allowance for loan losses as a percent of non-performing loans	244.98%	121.24%	244.98%	121.24%
Allowance for loan losses as a percent of total loans receivable	0.95%	0.88%	0.95%	0.88%
Texas Ratio (2)	10.75%	12.89%	10.75%	12.89%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059